                                                            UNITED STATES
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                                              FORM 11-K

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934

For the fiscal period ended December 31, 2002

                                       OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
     OF 1934 [NO FEE REQUIRED]

For the transition period from _____________to_____________

Commission file number: 1-11605

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                                ABC, Inc. Savings and Investment Plan

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                                       The Walt Disney Company
                                       500 South Buena Vista Street, Burbank, California 91521
                                                           (818) 560-1000

                                                       The Walt Disney Company

                                                          Index to Exhibits

Exhibit Number      Description
--------------      -----------------------------------------------------------

 99.1               Financial statements for the ABC, Inc. Savings and
                    Investment Plan for the fiscal year ended December 31, 2002

 99.2               Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 by Michael D. Eisner

 99.3               Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 by Thomas O. Staggs

 99.4               Consent of Independent Auditors

                                                              SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                   ABC, Inc. Savings and Investment Plan
                                   ------------------------------
                                   (Name of Plan)

                            By:    /s/ Thomas O. Staggs
                                   ------------------------------
                                   (Thomas O. Staggs, Senior
                                    Executive Vice President and
                                    Chief Financial Officer,
                                    The Walt Disney Company)

June 27, 2003
Burbank, California